Exhibit 99.1

Premier People,

Products and Services

NEWS RELEASE

Premcor Inc.
1700 East Putnam
Suite 400
Old Greenwich, CT 06870
203-698-7500
203-698-7925 fax

PREMCOR ANNOUNCES FIRST QUARTER 2005 RESULTS,

DECLARES COMMON STOCK DIVIDEND

OLD GREENWICH, Connecticut, April 28, 2005—Premcor Inc. (NYSE: PCO) today reported net income from continuing operations (excluding special items) of $129.2 million, or $1.41 per share, for the first quarter ended March 31, 2005. These results compare to net income from continuing operations (excluding special items) of $52.8 million, or $.70 per share, for the first quarter of 2004. Including the impact of special items and discontinued operations, Premcor reported net income of $125.2 million, or $1.36 per share, for the first quarter of 2005, compared to a net income of $49.7 million, or $.66 per share, for the first quarter of 2004.

The company believes the special items shown below are not indicative of its core operating performance. The company’s Board of Directors typically excludes these in determining incentive compensation. A reconciliation of net income before special items and discontinued operations to the company’s net income reported in accordance with generally accepted accounting principles is as follows (in millions, except per share amounts, unaudited):

	For the quarter ended March 31,
	2005		2004
	Net Income (Loss)	Per Share	Net Income (Loss)	Per Share
Net income from continuing operations, excluding special items	$129.2	$1.41	$52.8	$0.70
Special item:
Refinery restructuring and other charges, net of $1.6 and $1.8 tax benefit (1)	(2.5)	(0.03)	(2.8)	(0.04)

Net income from continuing operations	126.7	1.38	50.0	0.66
Net loss from discontinued operations	(1.5)	(0.02)	(0.3)	—

Net income available to common stockholders	$125.2	$1.36	$49.7	$0.66

(1)	First quarter of 2005 included a pretax charge totaling $4.1 million associated with litigation and environmental matters at closed refineries. First quarter of 2004 included a pretax charge totaling $4.6 million, consisting of $4.0 million related to the planned relocation of the company’s St. Louis general office to its Connecticut headquarters and $0.6 million related to litigation and environmental matters at closed refineries.

Commenting on first quarter results, Jefferson F. Allen, Premcor’s Chief Executive Officer, said, “Refining margins remained strong during the first quarter while the benchmark crude oil price differentials were at record highs. Demand for light low-sulfur crude oil, ample supply of heavy high-sulfur crude oil, limited complex refining capacity and increasingly strict sulfur specifications around the world continue to drive margins and differentials. The growth in our earnings per share of over 100% from the first quarter of last year reflects these strong margins, the wide crude oil price differentials and of course our growth strategy.

“Our results for the quarter were, however, significantly limited by scheduled plant-wide turnaround maintenance at the Port Arthur refinery. The turnaround, which was completed on schedule, included maintenance activity on all of the major units at the refinery. All of the units have since been restarted in a safe and environmentally sound manner and are running reliably. Our employees accomplished a very difficult task and I complement them for it. Unfortunately, our first quarter results were further limited by unscheduled downtime at our Memphis and Delaware City refineries. Throughput rates at the Memphis refinery were reduced beginning on March 9 when the continuous catalytic reformer (CCR) unit was shut down to conduct repairs to its heater. The repair work was completed on April 23. At the Delaware City refinery, throughput rates were reduced as a result of the shutdown of its CCR and hydrogen plant as well as a series of boiler outages. The gasification units were also shut down for maintenance late in the quarter. All units are now back in service.”

Concerning capital structure, Allen said, “Premcor’s financial position continues to strengthen. Our dept-to-capitalization ratio at March 31 was just under 45 percent. Despite the heavy turnaround maintenance and peak-level capital spending, we ended the quarter with $570 million in cash and short-term investments and over $500 million of available credit under our bank facility. We have ample liquidity, and we expect to fund our 2005 capital program with cash on hand and available cash flows from operations.”

Looking ahead, Allen said, “Industry conditions in the second quarter to date have been robust with refining margins even stronger than during the first quarter and crude oil price differentials only slightly weaker. Premcor’s results will continue to be positively impacted by these wide discounts as our Port Arthur refinery processes primarily Mexican Maya crude oil and our Delaware City refinery processes primarily Arab medium-heavy blends. We continue to see strong demand for refined products with worldwide and U.S. petroleum demand approximately 2.6% and 1.7%, respectively, greater than the 2004 levels year to date. This strong demand for refined products is reflected in a Gulf Coast 2-1-1 crack spread of $10.47, a Chicago 3-2-1 crack spread of $12.15 and a NYH RFG 3-2-1 crack spread of $10.87 for the month of April to date.”

Concerning operations, Allen said, “We have no major scheduled maintenance at our refineries during the second quarter, so our ability to capture these margins and crude price differentials should be limited only by the reduced rates at Memphis for the CCR repairs in April. Throughput rates, including intermediate feedstocks, for the second quarter should average approximately as follows: Port Arthur at 240,000 to 250,000 bpd; Lima at 140,000 to 150,000 bpd; Memphis at 130,000 to 140,000 bpd; and Delaware City at 175,000 to 185,000 bpd.”

Premcor also announced today that its Board of Directors has declared a dividend of $.02 per share payable on June 15 to shareholders of record on June 1.

The company’s regular quarterly conference call concerning the quarter results will be webcast live today at 11:00 a.m. Eastern Time on the Investor Relations section of the Premcor Inc. website at www.premcor.com.

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the company’s current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and other plans. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiary, The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.

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Contacts:

Premcor Inc.

Karyn Ovelmen, (203) 698-5669 (Media/Investors)

Colin Murray, (203) 698-5921 (Investors)

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended March 31,
(in millions except per share amounts, unaudited)	2005	2004

Net sales and operating revenues	$4,164.3	$2,551.7
Cost of sales	3,615.8	2,234.5

Gross margin	548.5	317.2
Operating expenses	237.3	147.0
General and administrative expenses	41.8	22.5
Depreciation and amortization	46.3	34.1
Restructuring and other charges	4.1	4.6

Operating income	219.0	109.0
Interest and finance expense, net	(26.9)	(29.6)
Income tax provision	(65.4)	(29.4)

Income from continuing operations	126.7	50.0
Loss from discontinued operations, net of tax	(1.5)	(0.3)

Net income	$125.2	$49.7

Net income per common share (fully-diluted):
Income from continuing operations	$1.38	$0.66
Discontinued operations	(0.02)	—

Net income	$1.36	$0.66

Diluted weighted average common shares outstanding (in millions)	91.8	75.7

	March 31, 2005	December 31, 2004
Summarized Balance Sheet Information

Cash and short-term investments:
Premcor Inc.	$141.8	$143.1
Premcor USA Inc.	1.5	1.0
The Premcor Refining Group Inc.	366.8	609.2

Consolidated cash and short-term investments	510.1	753.3
Cash restricted for debt service	57.4	69.1
Other working capital	513.2	401.9
Total assets	5,680.1	5,689.6
Long-term debt, including current maturities:
Premcor USA Inc.	9.8	10.0
The Premcor Refining Group Inc.	1,803.2	1,817.5

Consolidated long-term debt	1,813.0	1,827.5
Total common stockholders’ equity	2,262.9	2,134.4

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended March 31,
(unaudited)	2005	2004
Selected Volumetric and Per Barrel Data
Total production (Mbbls per day)	634.7	494.3
Total crude throughput (Mbbls per day):
Port Arthur	153.5	207.2
Lima	133.8	106.3
Memphis	125.9	143.4
Delaware City	153.8	—

Total crude throughput (Mbbls per day)	567.0	456.9

Total throughput (Mbbls per day):
Port Arthur	183.5	222.1
Lima	133.9	105.5
Memphis	135.3	153.7
Delaware City	172.1	—

Total throughput (Mbbls per day)	624.8	481.3

Total throughput (millions of barrels)	56.2	43.8

Gross margin (per barrel of total throughput):*	$9.76	$7.24

Port Arthur	14.32	9.74
Lima	6.16	5.02
Memphis	6.87	5.58
Delaware City	9.83	—

Operating expenses (per barrel of total throughput):*	$4.22	$3.36

Port Arthur	5.05	3.96
Lima	2.80	3.26
Memphis	3.03	2.55
Delaware City	5.38	—

Market Indicators (dollars per barrel)

West Texas Intermediate, or “WTI” (sweet)	$49.79	$35.25
Industry Refining Margins:**
Gulf Coast 2/1/1	6.56	5.39
Chicago 3/2/1	6.86	6.98
NYH RFG 3/2/1	6.00	*	**
Crude Oil Price Differentials:
WTI less Maya (heavy sour)	17.09	9.36
WTI less Arab Medium	9.48	*	**
WTI less Dated Brent (foreign)	2.30	3.28
Natural Gas (per mmbtu)	6.15	5.39

*	The Company manages its refinery business, including feedstock acquisition and product marketing, on an integrated basis, however for analytical purposes the business results shown here have been allocated to the individual refineries. Since crude oil is often purchased and priced well in advance of the time that it is consumed and the value of refinery production can be fixed before or after it is produced, our actual results may significantly vary from those that would be determined with reference to benchmark market indicators. We manage this price risk on a total Company basis and may purchase futures contracts that correspond volumetrically with all or a portion of our fixed price purchase and sale commitments. As a result, the individual refinery realized gross margins presented here do not reflect the results that would be reported if separately accounted for in accordance with GAAP. The Company believes that this individual refinery information is helpful in understanding our overall operating results.
**	Per barrel margin indicator for the conversion of crude oil into finished products. The first number represents the number of barrels of West Texas Intermediate crude oil, priced at Cushing, Oklahoma. The second and third numbers represent the number of barrels of gasoline, conventional unless otherwise stated, and high sulfur diesel fuel produced, priced in their respective regional market.
***	Not relevant.